SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September ___, 2008, is entered into by and among Federal Sports & Entertainment, Inc. (f/k/a Rite Time Mining, Inc.), a Nevada corporation (the “Company”), and the Buyer(s) set forth on the signature pages affixed hereto (individually, a “Buyer” or collectively “Buyers”).

WITNESSETH:

WHEREAS, the Company and the Buyer(s) are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) and/or Rule 506 of Regulation D (“Regulation D”) and/or Regulation S (“Regulation S”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall sell to the Buyers, as provided herein, and the Buyers shall purchase a minimum (the “Minimum”) of Five Hundred Thousand Dollars ($500,000) (the “Minimum Purchase Price”) and a maximum (the “Maximum”) of up to One Million Dollars ($1,000,000) (the “Maximum Purchase Price” and, collectively with the Minimum Purchase Price, the “Purchase Price”) principal amount of Secured Convertible Promissory Notes (the “Notes”), which, at the option of the Holder and simultaneously upon the closing of the Merger (defined below), shall be convertible into units (“Units”) of the Company’s securities at a conversion price of $1.00 per Unit.  Each Unit shall consist of one share of the Company’s common stock, par value $0.001 (the “Common Stock”) (as converted, the “Conversion Shares”) and fifty percent (50%) of one common stock purchase warrant (“Conversion Warrants”), exercisable per whole Warrant at a price of $2.00 per share. The total Purchase Price shall be allocated among the Buyer(s) in the respective amounts set forth on the Buyer Counterpart Signature Page(s), affixed hereto (the “Subscription Amount”);

WHEREAS, all of the total principal amount of the Notes, subject to the deduction of any and all fees and expenses, shall be utilized by the Company to make a loan (the “Bridge Loan”) to Diamond Sports & Entertainment, Inc., doing business as Federal League Baseball (collectively with its affiliate, “FLB”);

WHEREAS, the Company (i) is currently negotiating a reverse triangular merger with FLB (the “Merger”) and (ii) is conducting a private placement offering (the “PPO”) of the Units at a sale price of $1.00 per Unit, to close prior to or simultaneously with the closing of the Merger;

WHEREAS, in anticipation of the Merger and the PPO, the Company has (i) changed its name to “Federal Sports & Entertainment, Inc.”, (ii) increased its authorized capital stock (the “Recapitalization”) to 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), and (iii) conducted a two for one forward stock split (the “Stock Split”) in the form of a stock dividend;

WHEREAS, all of the principal amount of the Notes shall be repaid in full (or converted) simultaneously with the closing of the PPO (the Merger, the PPO, the Stock Split and the transactions contemplated thereby are sometimes hereinafter referred to as the “Transactions”);

WHEREAS, upon the closing of the Merger, the Company shall issue to the Buyers for each dollar of principal amount of the Notes (i) warrants to purchase one (1) share of the Common Stock exercisable for a period of five (5) years with an initial exercise price of $2.00 per share (the “Bridge Warrants”) and one (1) share of Common Stock (the “Bridge Shares”), subject to adjustment, as set forth in Section 4(i) hereof; and

WHEREAS, the aggregate proceeds of the sale of the Notes shall be held in escrow pursuant to the terms of an escrow agreement substantially in the form of the Escrow Agreement among the Company, the Buyer(s), the Placement Agent (as hereinafter defined) and the Escrow Agent (as defined below) (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer(s) hereby agree as follows:

1.	PURCHASE AND SALE OF NOTES.

(a)           Purchase of Notes.  Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, each Buyer agrees, severally and not jointly, to purchase at Closing (as defined herein below) and the Company agrees to sell and issue to each Buyer, severally and not jointly, at Closing, Notes in amounts set forth on the signature pages affixed hereto.  Upon execution of this Agreement on the Buyer Counterpart Signature Page, attached hereto as Annex A, and completion of the Accredited Investor Certification, the Investor Profile, and if applicable, the Wire Transfer Authorization (each attached hereto) by a Buyer, the Buyer shall wire transfer the Subscription Amount set forth on the signature pages affixed hereto in same-day funds set forth immediately below, which Subscription Amount shall be held in escrow pursuant to the terms of the Escrow Agreement and disbursed in accordance therewith.

Wire Instructions

Bank:	PNC Bank
ABA#:	031100089
Account Name:	PNC Bank, on behalf of CSC Trust Company of Delaware as Escrow Agent for Federal Sports & Entertainment, Inc.; 79-1152
Account#:	5605012373
FBO:	Buyer Name
Social Security Number
Address

(b)           Closing Date.  The initial closing of the purchase and sale of the Notes (the “Closing”) shall take place at 10:00 a.m. Eastern Standard Time on or before the fifth (5th) business day following the receipt into escrow of acceptable subscriptions for at least the Minimum, subject to notification of satisfaction of the conditions to the Closing set forth herein and in Sections 7 and 8 below (or such later date as is mutually agreed to by the Company and the Buyer(s)).  There may be multiple Closings until such time as subscriptions for the Maximum are accepted (the date of any such Closing is hereinafter referred to as a “Closing Date”).  The Closing shall occur on the Closing Date at the offices of the Placement Agent, 488 Madison Avenue, New York, New York 10022 (or such other place as is mutually agreed to by the Company and the Buyer(s)).

(c)           Escrow Arrangements; Form of Payment.  Upon execution hereof by the Buyer and pending the Closing, the Purchase Price shall be deposited in a non-interest bearing escrow account with PNC Bank on behalf of CSC Trust Company of Delaware as escrow agent (the “Escrow Agent”), pursuant to the terms of the Escrow Agreement.  Subject to the satisfaction of the terms and conditions of this Agreement, on the Closing Date, (i) the Escrow Agent shall deliver to the Company in accordance with the terms of the Escrow Agreement the Purchase Price for the Notes to be issued and sold to the Buyer(s) on such Closing Date, and (ii) the Company shall deliver to the Buyer(s), the Note, duly executed on behalf of the Company.

2.	BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants, severally and not jointly, as to such Buyer, that:

(a)           Investment Purpose.  Each Buyer is acquiring the Notes, and, upon closing of the Merger, the Buyer will acquire the Bridge Warrants, the Bridge Shares and/or the shares of Common Stock issuable upon exercise of the Bridge Warrants (the “Bridge Warrant Shares”), (and upon conversion of the Notes, if applicable, the Conversion Shares, the Conversion Warrants and/or the shares of Common Stock issuable upon exercise of the Warrants (the “Conversion Warrant Shares”)), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Buyer reserves the right to dispose of the Bridge Warrants, the Bridge Shares and the Bridge Warrant Shares (and the Conversion Shares, the Conversion Warrants and the Conversion Warrant Shares) at any time in accordance with or pursuant to an effective registration statement covering such Bridge Warrants, the Bridge Shares and the Bridge Warrant Shares, and the Conversion Shares, the Conversion Warrants and the Conversion Warrant Shares, or an available exemption under the Securities Act.  The Buyer agrees not to sell, hypothecate or otherwise transfer the Buyer’s securities unless such securities are registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such law is available.

(b)           Residence of Buyer.  Each Buyer resides in the jurisdiction set forth on the signature pages affixed hereto.

(c)           Non-US Person.  If a Buyer is not a person in the United States or a U.S. Person (as defined in Rule 902(k) of Regulation S) or is not purchasing the Notes on behalf of a person in the United States or a U.S. Person:

(i)           neither the Buyer nor any disclosed principal is a U.S. Person nor are they subscribing for the Notes for the account of a U.S. Person or for resale in the United States and the Buyer confirms that the Notes have not been offered to the Buyer in the United States and that this Agreement has not been signed in the United States;

(ii)           the Buyer acknowledges that the Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. Person unless the securities are registered under the U.S. Securities Act and all applicable state securities laws or an exemption from such registration requirements is available, and further agrees that hedging transactions involving such securities may not be conducted unless in compliance with the U.S. Securities Act;

(iii)           the Buyer and if applicable, the disclosed principal for whom the Buyer is acting, understands that the Company is the seller of the Notes and underlying securities and that, for purposes of Regulation S, a “distributor” is any underwriter, dealer or other person who participates pursuant to a contractual arrangement in the distribution of securities sold in reliance on Regulation S and that an “affiliate” is any partner, officer, director or any person directly or indirectly controlling, controlled by or under common control with any person in question. Except as otherwise permitted by Regulation S, the Buyer and if applicable, the disclosed principal for whom the Buyer is acting, agrees that it will not, during a one year distribution compliance period, act as a distributor, either directly or through any affiliate, or sell, transfer, hypothecate or otherwise convey the Notes or underlying securities other than to a non-U.S. Person;

(iv)           the Buyer and if applicable, the disclosed principal for whom the Buyer is acting, acknowledges and understands that in the event the Notes are offered, sold or otherwise transferred by the Buyer or if applicable, the disclosed principal for whom the Buyer is acting, to a non-U.S Person prior to the expiration of a one year distribution compliance period, the purchaser or transferee must agree not to resell such securities except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and must further agree not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act; and

(v)           neither the Buyer nor any disclosed principal will offer, sell or otherwise dispose of the Notes or the underlying securities in the United States or to a U.S. Person unless (A) the Company has consented to such offer, sale or disposition and such offer, sale or disposition is made in accordance with an exemption from the registration requirements under the Securities Act and the securities laws of all applicable states of the United States or (B) the SEC has declared effective a registration statement in respect of such securities.

(d)           Accredited Investor Status.  The Buyer meets the requirements of at least one of the suitability standards for an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D, and as set forth on the Accredited Investor Certification attached hereto.

(e)           Accredited Investor Qualifications.  The Buyer (i) if a natural person, represents that the Buyer has reached the age of 21 and has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, or limited liability company or partnership, or association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Notes, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Notes, the execution and delivery of this Agreement has been duly authorized by all necessary action, this Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Buyer is executing this Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Agreement and make an investment in the Company, and represents that this Agreement constitutes a legal, valid and binding obligation of such entity.  The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Buyer is a party or by which it is bound;

(f)           Buyer Relationship with Placement Agent.  The Buyer’s substantive relationship with Gottbetter Capital Markets, LLC as placement agent for the transactions contemplated hereby (“GCap,” or the “Placement Agent”) or subagent through which the Buyer is subscribing for the Notes predates the Placement Agent’s or such subagent’s contact with the Buyer regarding an investment in the Notes;

(g)           Solicitation.  The Buyer is unaware of, is in no way relying on, and did not become aware of the offering of the Notes through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the offering and sale of the Notes and is not subscribing for the Notes and did not become aware of the offering of the Notes through or as a result of any seminar or meeting to which the Buyer was invited by, or any solicitation of a subscription by, a person not previously known to the Buyer in connection with investments in securities generally;

(h)           Brokerage Fees.  The Buyer has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transaction contemplated hereby (other than commissions to be paid by the Company to the Placement Agent (or its selected dealers);

(i)           Buyer’s Advisors.  The Buyer and the Buyer’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, the “Advisors”), as the case may be, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Notes to evaluate the merits and risks of an investment in the Notes and the Company and to make an informed investment decision with respect thereto.

(j)           Buyer Liquidity.  Each Buyer has adequate means of providing for such Buyer’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Notes for an indefinite period of time.

(k)           High Risk Investment; Review of Risk Factors.  The Buyer is aware that an investment in the Notes, and upon closing of the Merger, the Bridge Shares, the Bridge Warrants and/or the Bridge Warrant Shares (and upon conversion of the Notes, the Conversion Shares, the Conversion Warrants and/or the Conversion Warrant Shares), involves a number of very significant risks and has carefully read and considered the matters set forth under the caption “Risk Factors” in the Confidential Private Placement Memorandum dated April 28, 2008 (the “PPM”) drafted in connection with the PPO, and in particular, acknowledges that the Company is a shell company and its ability to repay the Notes is based on the consummation of the Transactions.

(l)           Reliance on Exemptions.  Each Buyer understands that the Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

(m)           Information.  Each Buyer and its Advisors have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision regarding its purchase of the Notes and the underlying Units and the related Bridge Warrants and Bridge Shares, which have been requested by such Buyer.  Each Buyer and its Advisors have been afforded the opportunity to review the PPM, as well as the Company’s SEC Filings, as such term is defined below (hard copies of which were made available to the Buyer upon request to the Company or the Placement Agent or were otherwise accessible to the Buyer via the SEC’s EDGAR system), and the information contained therein.  Each Buyer and its Advisors have been afforded the opportunity to ask questions of the Company and its management.  Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its Advisors shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below.  Each Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes.

(n)           No Other Representations or Information.  In evaluating the suitability of an investment in the Notes, the Buyer has not relied upon any representation or information (oral or written) other than as stated in the PPM or in this Agreement.  No oral or written representations have been made, or oral or written information furnished, to the Buyer or its Advisors, if any, in connection with the offering of the Notes which are in any way inconsistent with the information contained in the PPM;

(o)           No Governmental Review.  Each Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes, the Bridge Warrants, the Bridge Warrant Shares or the Bridge Shares (or the Conversion Warrants, the Conversion Warrant Shares or the Conversion Shares), or the fairness or suitability of the investment in the Notes, the Bridge Warrants, the Bridge Warrant Shares or the Bridge Shares (and the Conversion Warrants, the Conversion Warrant Shares and the Conversion Shares), nor have such authorities passed upon or endorsed the merits of the offering of the Notes, the Bridge Warrants, the Bridge Warrant Shares or the Bridge Shares (or the Conversion Warrants, the Conversion Warrant Shares or the Conversion Shares).

(p)           Transfer or Resale.  Each Buyer understands that: (i) the Notes have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as otherwise set forth in this Agreement, neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.  The Company reserves the right to place stop transfer instructions against the shares and certificates for the Bridge Shares and the Bridge Warrant Shares (and Conversion Shares and the Warrant Shares) to the extent specifically set forth under this Agreement.  There can be no assurance that there will be any market or resale for the Notes, Bridge Shares, Bridge Warrants or Bridge Warrant Shares (or the Conversion Shares, Conversion Warrants or Conversion Warrant Shares), nor can there be any assurance that the Notes, Bridge Shares, Bridge Warrants or Bridge Warrant Shares (or the Conversion Shares, Conversion Warrants or Conversion Warrant Shares) will be freely transferable at any time in the foreseeable future.

(q)           Legends.  Each Buyer understands that the certificates or other instruments representing the Notes, the Bridge shares, the Bridge Warrants and/or the Bridge Warrant Shares (and the Conversion Warrants, the Conversion Warrant Shares and/or the Conversion Shares) shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

The legend set forth above shall be removed and the Company within three (3) business days shall issue a certificate without such legend to the holder of the Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares and Conversion Shares) upon which it is stamped, if, unless otherwise required by state securities laws, (i) the Buyer or its broker make the necessary representations and warranties to the transfer agent for the Common Stock that it has complied with the prospectus delivery requirements in connection with a sale transaction, provided the Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares and Conversion Shares) are registered under the Securities Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of counsel satisfactory to the Company, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (or the Conversion Warrants, conversion Warrant Shares and Conversion Shares) may be made without registration under the Securities Act.

(r)           Authorization, Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(s)           Receipt of Documents.  Each Buyer and its counsel have received and read in their entirety:  (i) this Agreement and each representation, warranty and covenant set forth herein; and (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; each Buyer has received answers to all questions such Buyer submitted to the Company regarding an investment in the Company; and each Buyer has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

(t)           Trading Activities.  The Buyer’s trading activities with respect to the Company’s Common Stock shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the principal market on which the Company’s Common Stock is listed or traded.  Neither the Buyer nor its affiliates has an open short position in the Common Stock of the Company and, except as set forth below, the Buyer shall not, and shall not cause any of its affiliates under common control with the Buyer, to engage in any short sale as defined in any applicable SEC or Financial Industry Regulatory Authority (FINRA) rules on any hedging transactions with respect to the Common Stock until the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the Buyer(s) no longer own a principal balance of the Notes.  Without limiting the foregoing, the Buyer agrees not to engage in any naked short transactions in excess of the amount of shares owned (or an offsetting long position) by the Buyer.

(u)           Regulation FD.  Each Buyer acknowledges and agrees that all of the information received by it in connection with the transactions contemplated by this Agreement is of a confidential nature and may be regarded as material non-public information under Regulation FD promulgated by the SEC and that such information has been furnished to the Buyer for the sole purpose of enabling the Buyer to consider and evaluate an investment in the Notes. The Buyer agrees that it will treat such information in a confidential manner, will not use such information for any purpose other than evaluating an investment in the Notes, will not, directly or indirectly, trade or permit the Buyer’s agents, representatives or affiliates to trade in any securities of the Company while in possession of such information and will not, directly or indirectly, disclose or permit the Buyer’s agents, representatives or affiliates to disclose any of such information without the Company’s prior written consent. The Buyer shall make its agents, affiliates and representatives aware of the confidential nature of the information contained herein and the terms of this section including the Buyer’s agreement to not disclose such information, to not trade in the Company’s securities while in the possession of such information and to be responsible for any disclosure or other improper use of such information by such agents, affiliates or representatives. Likewise, without the Company’s prior written consent, the Buyer will not, directly or indirectly, make any statements, public announcements or other release or provision of information in any form to any trade publication, to the press or to any other person or entity whose primary business is or includes the publication or dissemination of information related to the transactions contemplated by this Agreement.  In the event the Merger (or other business combination if such transaction assumes a different corporate form) is not entered into, the Company acknowledges that the information covered by this Section 2(u) will no longer be deemed material, non public information under Regulation FD.

(v)           No Legal Advice from the Company.  Each Buyer acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors.  Each Buyer is relying solely on such Advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

(w)          No Group Participation. Each Buyer and its affiliates is not a member of any group, nor is any Buyer acting in concert with any other person, including any other Buyer, with respect to its acquisition of the Notes, Bridge Warrants, Bridge Warrant Shares or Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares or Conversion Shares).

(x)           Reliance.  Any information which the Buyer has heretofore furnished or is furnishing herewith to the Company or the Placement Agent is complete and accurate and may be relied upon by the Company and the Placement Agent in determining the availability of an exemption from registration under federal and state securities laws in connection with the offering of securities as described in the Transmittal Letter.  The Buyer further represents and warrants that it will notify and supply corrective information to the Company and the Placement Agent immediately upon the occurrence of any change therein occurring prior to the Company’s issuance of the Notes. Within five (5) days after receipt of a request from the Company or the Placement Agent, the Buyer will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company or the Placement Agent is subject.

(y)           (For ERISA plans only).  The fiduciary of the ERISA plan represents that such fiduciary has been informed of and understands the Company’s investment objectives, policies and strategies, and that the decision to invest “plan assets” (as such term is defined in ERISA) in the Company is consistent with the provisions of ERISA that require diversification of plan assets and impose other fiduciary responsibilities.  The Buyer fiduciary or Plan (a) is responsible for the decision to invest in the Company; (b) is independent of the Company or any of its affiliates; (c) is qualified to make such investment decision; and (d) in making such decision, the Buyer fiduciary or Plan has not relied primarily on any advice or recommendation of the Company or any of its affiliates;

(z)           The Buyer should check the Office of Foreign Assets Control (“OFAC”) website at <http://www.treas.gov/ofac> before making the following representations. The Buyer represents that the amounts invested by it in the Company in the Notes were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.  The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <http://www.treas.gov/ofac>.  In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals1 or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists;
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1 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

(aa)           To the best of the Buyer’s knowledge, none of: (1) the Buyer; (2) any person controlling or controlled by the Buyer; (3) if the Buyer is a privately-held entity, any person having a beneficial interest in the Buyer; or (4) any person for whom the Buyer is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs.  Please be advised that the Company may not accept any amounts from a prospective investor if such prospective investor cannot make the representation set forth in the preceding paragraph.  The Buyer agrees to promptly notify the Company and the Placement Agent should the Buyer become aware of any change in the information set forth in these representations.  The Buyer understands and acknowledges that, by law, the Company may be obligated to “freeze the account” of the Buyer, either by prohibiting additional subscriptions from the Buyer, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations, and the Placement Agent may also be required to report such action and to disclose the Buyer’s identity to OFAC.  The Buyer further acknowledges that the Company may, by written notice to the Buyer, suspend the redemption rights, if any, of the Buyer if the Company reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Company and the Placement Agent or any of the Company’s other service providers.  These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs;

(bb)           To the best of the Buyer’s knowledge, none of: (1) the Buyer; (2) any person controlling or controlled by the Buyer; (3) if the Buyer is a privately-held entity, any person having a beneficial interest in the Buyer; or (4) any person for whom the Buyer is acting as agent or nominee in connection with this investment is a senior foreign political figure2, or any immediate family3 member or close associate4 of a senior foreign political figure, as such terms are defined in the footnotes below; and

(cc)           If the Buyer is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if the Buyer receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Buyer represents and warrants to the Company that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.
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2 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

3 “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

4 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that:

(a)           Organization and Qualification.  The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect, as defined below.  The Company has no subsidiaries.

(b)           Authorization, Enforcement, Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Escrow Agreement and all other documents necessary or desirable to effect the transactions contemplated hereby (collectively the “Transaction Documents”) and to issue the Notes, the Bridge Warrants, the Bridge Warrant Shares and the Bridge Shares (and the Conversion Warrants, the Conversion Warrant Shares and the Conversion Shares) in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the Bridge Warrants, the Bridge Warrant Shares and the Bridge Shares (and the Conversion Warrants, the Conversion Warrant Shares and the Conversion Shares) and the reservation for issuance of the Bridge Warrant Shares issuable upon exercise of the Bridge Warrants (and the Conversion Shares and the Conversion Warrant Shares), have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents will be duly executed and delivered by the Company, (iv) the Transaction Documents when executed will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c)           Capitalization.  The authorized capital stock of the Company, after giving effect to the Recapitalization, consists of 300,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.  As of the date hereof, the Company has 5,005,000 shares of Common Stock issued and outstanding (of which it is anticipated that 2,505,000 shares will be retired in connection with the Merger) and 0 shares of preferred stock outstanding.  All of such outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable.  No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company.  As of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act (except in connection with the Merger and the PPO), and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency.  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes as described in this Agreement.  The Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares and Conversion Shares) when issued, will be free and clear of all pledges, liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the issuance of the Notes).  No co-sale right, right of first refusal or other similar right exists with respect to the Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (or the Conversion Warrants, Conversion Warrant Shares and Conversion Shares) or the issuance and sale thereof.  The issue and sale of the Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (and the conversion Warrants, Conversion Warrant Shares and Conversion Shares) will not result in a right of any holder of Company securities to adjust the exercise, exchange or reset price under such securities.  The Company has made available to the Buyer true and correct copies of the Company’s Amended and Restated Articles of Incorporation, and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

(d)           Issuance of Securities.  The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, are free from all taxes, liens and charges with respect to the issue thereof.  The Bridge Shares and the Bridge Warrant Shares (and the Conversion Warrant Shares and Conversion Shares) have been duly authorized and reserved for issuance.  Upon closing of the Merger in accordance with the Transaction Documents, the Bridge Shares and the Bridge Warrant Shares, upon exercise of the Bridge Warrants, will be duly issued, fully paid and nonassessable.  Upon conversion or exercise in accordance with the Transaction Documents, the Conversion Shares and the Conversion Warrant Shares will be duly issued, fully paid and nonassessable.

(e)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the By-laws or (ii) violate or conflict with, or result in a breach of any provision of,  or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the OTC Bulletin Board (the “OTCBB”) on which the Common Stock is quoted) applicable to the Company or by which any property or asset of the Company is bound or affected except for those which could not reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company (a “Material Adverse Effect”).  Except those which could not reasonably be expected to have a Material Adverse Effect, the Company is not in violation of any term of or in default under its Articles of Incorporation or By-laws.  Except those which could not reasonably be expected to have a Material Adverse Effect, the Company is not in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company.  The business of the Company is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the Escrow Agreement in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.  The Company is unaware of any facts or circumstance, which might give rise to any of the foregoing.

(f)           SEC Filings; Financial Statements.  The Company has timely filed (subject to 12b-25 filings with respect to certain periodic filings) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (as hereinafter defined) (all of the foregoing and all other documents filed with the SEC prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Filings”).  The SEC Filings are available to the Buyers via the SEC’s EDGAR system.  As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Filings, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Company’s SEC Filings with the SEC (the “Financial Statements”) for the year ended November 30, 2007 and the period from May 3, 2006 (date of inception) to November 30, 2006 and any subsequent interim period complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to the Buyer including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)           Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company or the Common Stock, wherein an unfavorable decision, ruling or finding would (i) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (ii) have a Material Adverse Effect.

(h)           Acknowledgment Regarding Buyer’s Purchase of the Notes.  The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by such Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer’s purchase of the Notes, the Bridge Warrants, the Bridge Warrant Shares or the Bridge Shares (and the Convrsion Warrants, the Conversion Warrant Shares or the Conversion Shares).  The Company further represents to the Buyers that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

(i)           No General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes, the Bridge Warrants, the Bridge Warrant Shares or the Bridge Shares.

(j)           No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Notes, the Bridge Warrants, the Bridge Warrant Shares or the Bridge Shares under the Securities Act or cause this offering of the Notes, the Bridge Warrants, the Bridge Warrant Shares or the Bridge Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

(k)          Employee Relations.  The Company is not involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened.  None of the Company’s employees is a member of a union, and the Company believes that its relations with its one employee is good.

(l)           Intellectual Property Rights.  The Company has no proprietary intellectual property.  The Company has not received any notice of infringement of, or conflict with, the asserted rights of others with respect to any intellectual property that it utilizes.

(m)         Environmental Laws.

(i)           The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.  As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(ii)           To the knowledge of the Company there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

(iii)          The Company (i) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (ii) is in compliance with all terms and conditions of any such permit, license or approval.

(n)           Title.  The Company does not own or lease any real or personal property.

(o)           Internal Accounting Controls.  The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(p)           No Material Adverse Breaches, etc.  Except as set forth in the SEC Filings, the Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect.  Except as set forth in the SEC Filings, the Company is not in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.

(q)           Tax Status.  The Company has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(r)           Certain Transactions.  Except as set forth in the SEC Filings, and except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(s)           Rights of First Refusal.  The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

(t)           Reliance.  The Company acknowledges that the Buyers are relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Buyer purchasing the Notes.  The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Buyers would not enter into this Agreement.

(u)           Brokers’ Fees.  The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for the payment of a commission, to the Placement Agent, as more particularly described in the Term Sheet.

4.	COVENANTS.

(a)           Best Efforts.  Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(b)           Form D.  The Company agrees to file a Form D with respect to the offer and sale of the Notes as required under Regulation D.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares and Conversion Shares), or obtain an exemption for the Notes, Bridge Warrants, Bridge Warrant Shares and Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares and Conversion Shares) for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

(c)           Reporting Status.  Until the earlier of (i) the date as of which the Buyer(s) may sell all of the Bridge Warrants, the Bridge Warrant Shares, and the Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares and Conversion Shares) without restriction pursuant to Rule 144 promulgated under the Securities Act (or successor thereto), or (ii) the date on which (A) the Buyer(s) shall have sold all the Bridge Warrants, the Bridge Warrant Shares and the Bridge Shares (and the Conversion Warrants, Conversion Warrant Shares and Conversion Shares) and (B) none of the Notes are outstanding, the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

(d)           Use of Proceeds.  The Company shall use 100% of the net proceeds from the sale of the Notes (deducting $15,000 payable to Brewer & Prichard, P.C., $[50,000] payable to the Placement Agent, $96,161.75 payable to Gottbetter & Partners, LLP and fees payable to the Escrow Agent) to make the Bridge Loan to FLB.  The principal amount of the Bridge Loan shall equal to the gross proceeds from the sale of the Notes.

(e)           Reservation of Shares.  The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, that number of shares of Common Stock equal to equal to the sum of (i) the number of Bridge Shares, plus (ii) the number of shares of Common Stock for which the Bridge Warrants are exercisable from time to time based upon an exercise price (the “Exercise Price”) per whole Bridge Warrant of $2.00 per share.

(f)           Listings or Quotation.  The Company shall use its best efforts to maintain the listing or quotation of its Common Stock upon the OTC Bulletin Board.

(g)           Corporate Existence.  So long as any of the Notes remain outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets, enter into a change of control transaction, or any similar transaction or related transactions (each such transaction, an “Organizational Change”), other than the Recapitalization, the Stock Split, the PPO and the Merger, unless, prior to the consummation of an Organizational Change, the Company obtains the written consent of each Buyer.  In any such case, the Company will make appropriate provision with respect to such holders’ rights and interests to insure that the provisions of this Section 4(g) will thereafter be applicable to the Notes.  The provisions of this Section 4(g) shall be inapplicable with respect to any Organizational Change, including the Recapitalization, the Stock Split and the PPO, effected in connection with the Merger.

(h)           Resales Absent Effective Registration Statement.  Each of the Buyers understands and acknowledges that (i) this Agreement and the agreements contemplated hereby may require the Company to issue and deliver Bridge Shares or Bridge Warrant Shares (and the Conversion Shares or Conversion Warrant Shares) to the Buyers with legends restricting their transferability under the Securities Act, and (ii) it is aware that resales of such Bridge Shares or Bridge Warrant Shares (or Conversion Shares or Conversion Warrant Shares) may not be made unless, at the time of resale, there is an effective registration statement under the Securities Act covering such Buyer’s resale(s) or an applicable exemption from registration.

(i)           Issuance of Bridge Shares and Bridge Warrants.  Concurrently upon the closing of the Merger (or such other business combination if such a transaction assumes a different corporate form), the Company will issue to the Buyer(s) the Bridge Shares and Bridge Warrants. The Bridge Shares shall consist of one (1) share of Company Common Stock for each dollar of principal amount of the Notes, such number of shares assumes that the PPO offering price of the one share of Common Stock component is $1.00 per share or greater. If the PPO offering price per share of Common Stock in the Units offered is less than $1.00 (“Re-Set Offering Price”), then the number of Bridge Shares shall increase to equal the aggregate principal amount of the Notes divided by Re-Set Offering Price. The Bridge Warrant shall be in the form attached as Exhibit A to this Agreement and the number of shares of Company Common Stock to which the Bridge Warrant shall be exercisable shall equal the number of Bridge Shares actually issued. In the event that the Merger or other business combination with FLB does not close, Buyer shall be entitled to receive Bridge Shares and Bridge Warrants upon the closing of any subsequent business combination by the Company with an operating company.

(j)           Disclosure of Information in Form 8-K.  Company will disclose in the Form 8-K filed with the SEC within 4 business days of closing the Merger (or business combination if such transaction assumes a different corporate form) all of the confidential information provided to Buyers as described in Section 2(u) of this Agreement so that Buyers will not be privy to any confidential information not made generally available to the public (it being understood that information not disclosed in the Form 8-K filing will no longer be deemed material, non public information under Regulation FD).

5.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Notes to the Buyer(s) at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a)           Each Buyer shall have executed this Agreement and completed and executed the Accredited Investor Certification and the Investor Profile and delivered them to the Company.

(b)           The Buyer(s) shall have delivered to the Escrow Agent the Purchase Price for Notes in respective amounts as set forth on the signature pages affixed hereto and the Escrow Agent shall have delivered the net proceeds to the Company by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company; it being understood that the sale of the Notes shall not close unless the Minimum principal amount of Notes (i.e., $500,000) is subscribed for.

(c)           The representations and warranties of the Buyer(s) contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer(s) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer(s) at or prior to the Closing Date.

6.	CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

(a)           The obligation of the Buyer(s) hereunder to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(i)           Those stockholders of FLB listed on Schedule 1 to the Pledge Agreement (defined below) beneficially owning in the aggregate one million shares of the capital stock of FLB on a fully converted basis (such shares constituting the “FLB Control Shares”) shall have entered into a pledge agreement of even date herewith (the “Pledge Agreement”) with the Company and Gottbetter & Partners, LLP as collateral agent (the “Collateral Agent”) pursuant to which such stockholders shall have pledged to, and deposited with, the Collateral Agent the FLB Control Shares, for the benefit of the Buyers, and the Collateral Agent, Buyers and holders of the FLB Control Shares shall have entered into a Pledge Shares Escrow Agreement.

(ii)          FLB shall have entered into a security agreement and intercreditor agreement (if applicable) of even date herewith with the Buyers pursuant to which FLB shall have granted and conveyed to the Buyers a security interest in all of the tangible and intangible assets of FLB now owned by FLB, as security for the full and timely repayment of the Notes in accordance with the terms of the Notes.

(iii)         The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  The Company shall have obtained and delivered to the Placement Agent (on behalf of the Buyers) any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Notes, all of which shall be in full force and effect.  The Placement Agent (on behalf of the Buyers) shall have received a certificate, executed by the President of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Placement Agent (on behalf of the Buyers), including, without limitation, an update as of the Closing Date regarding the representation contained in Section 3(c) above.

(iv)         The Company shall have executed and delivered to the Placement Agent (on behalf of the Buyers) the Notes in the respective amounts set forth on the signature pages affixed hereto and the Disbursement of Funds Memotrandum.

(v)          The Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the issuance of the Bridge Shares and the exercise of the Bridge Warrants, sufficient shares of Common Stock to effect the issuance of the Bridge Shares and the exercise of the Bridge Warrants.

(vi)         The Company shall have delivered to the Placement Agent (on behalf of the Buyers) a certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the issuance of the Notes, certifying the current versions of the Articles of Incorporation and By-laws of the Company and certifying as to the signatures and authority of persons signing this Agreement on behalf of the Company.  The foregoing certificate shall only be required to be delivered on the first Closing Date, unless any information contained in the certificate has changed.

(vii)        The Buyer(s) shall have received an opinion from the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Buyers.

(viii)       The Placement Agent shall have completed all legal due diligence on FLB, to the extent reasonably satisfactory to the Placement Agent.

(ix)         FLB shall have performed and complied in all material respects with all agreements, covenants and conditions to closing required to be performed and complied by it under the Bridge Loan Agreement between the Company and FLB, unless such agreements, covenants and conditions have been waived by the Company under the Bridge Loan Agreement.

(x)          The Buyers shall have completed their legal due diligence of the Company and FLB to their satisfaction and received from the Company and FLB all executed documents necessary to close the contemplated transactions.

(b)           INDEMNIFICATION OF BUYERS. In consideration of the Buyer’s execution and delivery of this Agreement and acquiring the Notes, the Bridge Warrants, the Bridge Warrant Shares and the Bridge Shares (and the Conversion Warrants, the Conversion Warrant Shares and the Conversion Shares) hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer(s) and each other holder of the Notes, the Bridge Warrants, the Bridge Warrant Shares and the Bridge Shares (and the Conversion Warrants, the Conversion Warrant Shares and the Conversion Shares), and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Buyer Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Buyer Indemnitees or any of them as a result of, or arising out of, or relating to (a) any material misrepresentation made by the Company in the PPM, (b) any material breach of any covenant, agreement or obligation of the Company contained in this Agreement, or (c) any cause of action, suit or claim brought or made against such Buyer Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement by any of the Buyer Indemnitees.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

7.	“PIGGYBACK” REGISTRATION RIGHTS.

(a)           Piggyback Registration. If the Company shall determine to register for sale for cash any of its Common Stock, for its own account or for the account of others (other than the any of the Buyers), other than (i) a registration relating solely to employee benefit plans or securities issued or issuable to employees, consultants (to the extent the securities owned or to be owned by such consultants could be registered on Form S-8) or any of their family members (including a registration on Form S-8) or (ii) a registration relating solely to a Securities Act Rule 145 transaction or a registration on Form S-4 in connection with a merger, acquisition, divestiture, reorganization or similar event, the Company shall promptly give to each of the Buyers written notice thereof (and in no event shall such notice be given less than 20 calendar days prior to the filing of such registration statement), and shall include as a piggyback registration (the “Piggyback Registration”) all of the Bridge Shares and Bridge Warrant Shares (together, the “Shares”) specified in a written request delivered by each of the Buyers to the Company within 10 calendar days after receipt of such written notice from the Company. However, the Company may, without the consent of the Buyers, withdraw such registration statement prior to its becoming effective if the Company or such other stockholders have elected to abandon the proposal to register the securities proposed to be registered thereby.  In the event that the SEC limits the number of shares of Common Stock that may be sold in such registration statement, the Company may scale back from the registration statement such number of Shares on a pro-rata basis.  In such event, the Company shall give the Buyers prompt notice of the number of Shares excluded therein.

(b)           Underwriting.  If a Piggyback Registration is for a registered public offering that is to be made by an underwriting, the Company shall so advise the Buyers of the Shares eligible for inclusion in such registration statement pursuant to Section 7(a).  In that event, the right of any Buyer to Piggyback Registration shall be conditioned upon such Buyer’s participation in such underwriting and the inclusion of such Buyer’s Shares in the underwriting to the extent provided herein. The Buyer proposing to sell any of his Shares through such underwriting shall (together with the Company and any other stockholders of the Company selling their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter selected for such underwriting by the Company or the selling stockholders, as applicable.  Notwithstanding any other provision of this Section, if the underwriter or the Company determines that marketing factors require a limitation on the number of shares of Common Stock or the amount of other securities to be underwritten, the underwriter may exclude some or all Shares from such registration and underwriting.  The Company shall so advise the Buyer (unless the Buyer failed to timely elect to include his Shares through such underwriting or has indicated to the Company his decision not to do so), and indicate to such Buyer the number of Shares that may be included in the registration and underwriting, if any. The number of Shares to be included in such registration and underwriting shall be allocated among all of the Buyers as follows:

(i)          If the Piggyback Registration was initiated by the Company, the number of shares that may be included in the registration and underwriting shall be allocated first to the Company and then, subject to obligations and commitments existing as of the date hereof, to all selling stockholders, including the Buyers, who have requested to sell in the registration on a pro rata basis according to the number of shares requested to be included therein; and
(ii)         If the Piggyback Registration was initiated by the exercise of demand registration rights by a stockholder or stockholders of the Company (other than the any of the Buyers), then the number of shares that may be included in the registration and underwriting shall be allocated first to such selling stockholders who exercised such demand and then, subject to obligations and commitments existing as of the date hereof, to all other selling stockholders, including the Buyers, who have requested to sell in the registration on a pro rata basis according to the number of shares requested to be included therein.

8.           CONFLICT WAIVER

The Buyers hereby acknowledge that the Collateral Agent is counsel to the Company in connection with the transactions contemplated and referred to herein.  The Buyers agree that in the event of any dispute arising in connection with this Agreement, the Pledge Agreement or otherwise in connection with any transaction or agreement contemplated and referred herein, the Collateral Agent shall be permitted to continue to represent the Company, and the Buyers will not seek to disqualify such counsel and waive any objection the Buyers might have with respect to the Collateral Agent acting as the Collateral Agent pursuant to this Agreement and the Pledge Agreement.

9.           GOVERNING LAW: MISCELLANEOUS.

(a)           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard exclusively in federal or state court sitting in the New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County and the United States District Court for the Southern District of New York for the adjudication of any civil action asserted pursuant to this paragraph.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement, Amendments.  This Agreement supersedes all other prior oral or written agreements between the Buyer(s), the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein (including any term sheet), and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f)           Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) upon receipt when sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Federal Sports & Entertainment, Inc.
47395 Monroe Street, #274
Indio, California
Attention: Linda Farrell, President
Telephone:

With a copy to:	Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, New York 10022
Attention: Adam S. Gottbetter, Esq.
Telephone: (212) 400-6900
Facsimile: (212) 400-6901

If to the Buyer(s), to its address and facsimile number set forth on the signature pages affixed hereto.  Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)           Survival.  Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyer(s) contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 6, shall survive the Closing for a period of two (2) years following the date on which the Notes are repaid in full.  The Buyer(s) shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)           Publicity.  The Company and the Placement Agent shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Placement Agent, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Buyer(s) in connection with any such press release or other public disclosure prior to its release and the Buyer(s) shall be provided with a copy thereof upon release thereof).

(k)          Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)           Termination.  In the event that the Closing shall not have occurred with respect to the Buyers on or before five (5) business days from the date hereof due to the Company’s or the Buyer’s failure to satisfy the conditions set forth in Sections 5 and 6 above (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

(m)         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)          Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Buyer and the Company will be entitled to specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(o)          ANTI MONEY LAUNDERING REQUIREMENTS

The USA PATRIOT Act	What is money laundering?	How big is the problem and why is it important?

The USA PATRIOT Act is designed to detect, deter, and punish terrorists in the United States and abroad.  The Act imposes new anti-money laundering requirements on brokerage firms and financial institutions.  Since April 24, 2002 all brokerage firms have been required to have new, comprehensive anti-money laundering programs.

To help you understand theses efforts, we want to provide you with some information about money laundering and our steps to implement the USA PATRIOT Act.

Money laundering is the process of disguising illegally obtained money so that the funds appear to come from legitimate sources or activities.  Money laundering occurs in connection with a wide variety of crimes, including illegal arms sales, drug trafficking, robbery, fraud, racketeering, and terrorism.

The use of the U.S. financial system by criminals to facilitate terrorism or other crimes could well taint our financial markets.  According to the U.S. State Department, one recent estimate puts the amount of worldwide money laundering activity at $1 trillion a year.

What are we required to do to eliminate money laundering?

Under new rules required by the USA PATRIOT Act, our anti-money laundering program must designate a special compliance officer, set up employee training, conduct independent audits, and establish policies and procedures to detect and report suspicious transaction and ensure compliance with the new laws.

As part of our required program, we may ask you to provide various identification documents or other information.  Until you provide the information or documents we need, we may not be able to effect any transactions for you.

(p)           Expenses.  The Company acknowledges and agrees that it will pay $10,000 of Buyers’ legal fees and that Buyers shall deduct such amount from the proceeds wired to the Escrow Agent.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
Federal Sports & Entertainment, Inc.

By:
Name: Linda Farrell
Title: President

BUYERS:

The Buyers executing the Signature Page in the form attached hereto as Annex A and delivering the same to the Company or its agents shall be deemed to have executed this Agreement and agreed to the terms hereof.

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Annex A

Securities Purchase Agreement
Buyer Counterpart Signature Page

The undersigned, desiring to: (i) enter into the Securities Purchase Agreement dated as of September ___5, 2008 (the “Agreement”), between the undersigned, Federal Sports & Entertainment, Inc. (f/k/a Rite Time Mining, Inc.), a Nevada corporation (the “Company”), and the other parties thereto, in or substantially in the form furnished to the undersigned and (ii) purchase the Notes of the Company as set forth below, hereby agrees to purchase such Notes from the Company and further agrees to join the Agreement as a party thereto, with all the rights and privileges appertaining thereto, and to be bound in all respects by the terms and conditions thereof.  The undersigned specifically acknowledges having read the representations section in the Agreement entitled “Buyer’s Representations and Warranties,” and hereby represent that the statements contained therein are complete and accurate with respect to the undersigned as a Buyer.

The Buyer hereby elects to purchase $____________ Notes (to be completed by the Buyer) under the Securities Purchase Agreement.

Name of Buyer:

If an entity:

Print Name of Entity:

By:
Name:
Title:

If an individual:

Print Name:

Signature:

All Buyers:

Address:

Telephone No.:

Facsimile No.:

Email Address:

5 Will reflect the Closing Date. Not to be completed by Buyer.

SCHEDULE I

SCHEDULE OF BUYERS

Name	Amount of Subscription

FEDERAL SPORTS & ENTERTAINMENT, INC.
ACCREDITED INVESTOR CERTIFICATION

For Individual Investors Only
(all Individual Investors must INITIAL where appropriate):

Initial _______
I have a net worth (including home, furnishings and automobiles) of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse.

Initial _______
I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

Initial _______	I am a director or executive officer of Federal Sports & Entertainment, Inc. (f/k/a Axxent Media Corporation).

For Non-Individual Investors
(all Non-Individual Investors must INITIAL where appropriate):

Initial _______
The investor certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet at least one of the criteria for Individual Investors set forth above.

Initial _______
The investor certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5 million and was not formed for the purpose of investing the Company.

Initial _______
The investor certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment advisor.

Initial _______	The investor certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of this Agreement.
Initial _______	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet at lease one of the criteria for Individual Investors.
Initial _______	The investor certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.
Initial _______	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.
Initial _______
The investor certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in the Company.

Initial _______
The investor certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

Initial _______
The investor certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial _______	The investor certifies that it is an insurance company as defined in §2(13) of the Securities Act of 1933, or a registered investment company.

FEDERAL SPORTS & ENTERTAINMENT, INC.
Investor Profile
(Must be completed by Investor)

Section A - Personal Investor Information

Investor Name(s): ___________________________________________________________________________________

Individual executing Profile or Trustee: __________________________________________________________________

Social Security Numbers / Federal I.D. Number: ___________________________________________________________

Date of Birth:	_______________________	Marital Status: _________________________
Joint Party Date of Birth:	_______________________	Investment Experience (Years): ____________
Annual Income:	_______________________	Liquid Net Worth: ______________________
Net Worth:	_______________________
Tax Bracket:	_____ 15% or below	_____ 25% - 27.5% _____ Over 27.5%

Investment Objectives (circle one or more):	Preservation of Capital, Income, Capital Appreciation, Trading Profits, Speculation or Other (please specify) * See definitions on following page

Home Street Address: ______________________________________________________________________________

Home City, State & Zip Code: _______________________________________________________________________

Home Phone: _____________________  Home Fax: _____________________  Home Email: __________________

Employer: _______________________________________________________________________________________

Employer Street Address: __________________________________________________________________________

Employer City, State & Zip Code: ____________________________________________________________________

Bus. Phone: ______________________  Bus. Fax: ______________________  Bus. Email: ______________________

Type of Business: _________________________________________________________________________________

Outside Broker/Dealer: _____________________________________________________________________________

Section B – Certificate Delivery Instructions

____ Please deliver certificate to the Employer Address listed in Section A.
____ Please deliver certificate to the Home Address listed in Section A.
____ Please deliver certificate to the following address: ___________________________________________________

 Section C – Form of Payment – Check or Wire Transfer

____ Check payable to [PNC Bank], As Agent for Federal Sports & Entertainment, Inc..
____ Wire funds from my outside account according to Section 1(a) of the Securities Purchase Agreement.
____ The funds for this investment are rolled over, tax deferred from __________ within the allowed 60 day window.
Please check if you are a FINRA member or affiliate of a FINRA member firm: ____

Investor Signature	Date

Investment Objectives: The typical investment listed with each objective are only some examples of the kinds of investments that have historically been consistent with the listed objectives.  However, neither Federal Sports & Entertainment, Inc. nor Gottbetter Capital Markets, LLC can assure that any investment will achieve your intended objective.  You must make your own investment decisions and determine for yourself if the investments you select are appropriate and consistent with your investment objectives.

Neither Federal Sports & Entertainment, Inc. nor Gottbetter Capital Markets, LLC assumes responsibility to you for determining if the investments you selected are suitable for you.

Preservation of Capital: An investment objective of Preservation of Capital indicates you seek to maintain the principal value of your investments and are interested in investments that have historically demonstrated a very low degree of risk of loss of principal value.  Some examples of typical investments might include money market funds and high quality, short-term fixed income products.

Income:  An investment objective of Income indicates you seek to generate from investments and are interested in investments that have historically demonstrated a low degree of risk of loss of principal value.  Some examples of typical investments might include high quality, short and medium-term fixed income products, short-term bond funds and covered call options.

Capital Appreciation:  An investment objective of Capital Appreciation indicates you seek to grow the principal value of your investments over time and are willing to invest in securities that have historically demonstrated a moderate to above average degree of risk of loss of principal value to pursue this objective.  Some examples of typical investments might include common stocks, lower quality, medium-term fixed income products, equity mutual funds and index funds.

Trading Profits: An investment objective of Trading Profits indicates you seek to take advantage of short-term trading opportunities, which may involve establishing and liquidating positions quickly.  Some examples of typical investments might include short-term purchases and sales of volatile or low prices common stocks, put or call options, spreads, straddles and/or combinations on equities or indexes.  This is a high-risk strategy.

Speculation:  An investment objective of Speculation indicates you seek a significant increase in the principal value of your investments and are willing to accept a corresponding greater degree of risk by investing in securities that have historically demonstrated a high degree of risk of loss of principal value to pursue this objective.  Some examples of typical investments might include lower quality, long-term fixed income products, initial public offerings, volatile or low priced common stocks, the purchase or sale of put or call options, spreads, straddles and/or combinations on equities or indexes, and the use of short-term or day trading strategies.

Other:  Please specify.